Exhibit 21.1

Subsidiaries of Registrant

Subsidiary	Jurisdiction

LMI Finishing, Inc.	Missouri
LMI Services, Inc.	Missouri
Leonard’s Metal, Inc.	Missouri
Precise Machine Partners, L.L.P.	Texas
Precise Machine Company	Missouri
Tempco Engineering, Inc.	Missouri
Versaform Corporation	California
D3 Technologies, Inc.	California